                                                                     EXHIBIT 1.1


                                                                  EXECUTION COPY



                             HH ACQUISITION CORP.

                11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008
                     13 1/2% EXCHANGEABLE PREFERRED STOCK



                              PLACEMENT AGREEMENT



July 29, 1998

                                                                   July 29, 1998


Morgan Stanley & Co. Incorporated
Chase Securities Inc.
BT Alex. Brown Incorporated
c/o Morgan Stanley & Co. Incorporated
     1585 Broadway
     New York, New York 10036

Dear Sirs and Mesdames:

          HH ACQUISITION CORP., a Delaware corporation ("ACQUISITION"), proposes to issue and sell to the several purchasers named in Schedule I hereto (the
                                                     ----------
"PLACEMENT AGENTS") (i) $170,000,000 principal amount at maturity of its 11% Senior Subordinated Discount Notes Due 2008 (the "NOTES") to be issued pursuant to the provisions of an Indenture to be dated as of July 31, 1998 (the "INDENTURE") between Acquisition, as issuer, and United States Trust Company of New York, as Trustee (the "TRUSTEE"), and (ii) 40,000 shares of its 13 1/2% Exchangeable Preferred Stock (the "PREFERRED STOCK") which will be exchangeable, at the option of Acquisition or, after the Merger (as defined below), Harborside Healthcare Corporation, a Delaware corporation (the "COMPANY"), in whole but not in part, into Subordinated Exchange Debentures due 2008 (the "EXCHANGE DEBENTURES") to be issued, if applicable, pursuant to an indenture to be dated as of the date of such exchange (the "EXCHANGE INDENTURE" and, together with the Indenture, the "INDENTURES").

          The Notes and the Preferred Stock (collectively the "SECURITIES") will be offered and sold to the Placement Agents without being registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, and, in the case of the Notes only, in offshore transactions in reliance on Regulation S under the Securities Act ("REGULATION S").

          The Placement Agents and their direct and indirect transferees will be entitled to the benefits of (i) a Registration Rights Agreement with respect to the Notes (the "NOTES REGISTRATION RIGHTS AGREEMENT"), to be dated the Closing Date (as defined below) and (ii) a Registration Rights Agreement with respect to the Preferred Stock (the "PREFERRED STOCK REGISTRATION RIGHTS AGREEMENT" and, together with the Notes Registration Rights Agreement, the "REGISTRATION RIGHTS AGREEMENTS"), to be dated the Closing Date.

          The Securities are being sold in connection with the recapitalization of the Company pursuant to an Agreement and Plan of Merger dated as of April 15, 1998 (the "MERGER AGREEMENT") between Acquisition and the Company, pursuant to which Acquisition will merge with and into the Company (the "MERGER"), and the Company will be the surviving corporation. Upon consummation of the Merger, the obligations of Acquisition under the Notes and the Indenture will be guaranteed on an unsecured senior subordinated basis pursuant
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to the terms of the Indenture (collectively, the "NOTE GUARANTEES") by the subsidiaries of the Company specified on Schedule II hereto (collectively, the
                                         -----------
"GUARANTORS").

          The net proceeds from the issuance of the Notes and the Preferred Stock will be delivered to and held by United States Trust Company of New York, as collateral agent (the "COLLATERAL AGENT"), pursuant to collateral pledge security agreements to be dated as of the Closing Date (the "PLEDGE AGREEMENTS"). In connection with the consummation of the Merger and the satisfaction of certain conditions set forth in the Pledge Agreements, the Collateral Agent will release the Collateral (as defined in each Pledge Agreement) to or upon the order of Acquisition. In the event the Merger is not consummated prior to the earlier to occur of (i) January 10, 1999 and (ii) if it appears in the sole judgment of Acquisition that the Merger will not be consummated, the date on which notice of same is delivered by Acquisition to the Collateral Agent, Acquisition will be required to redeem the Securities in accordance with their terms.

          As a result of the Merger, all of Acquisition's obligations under this Agreement, the Registration Rights Agreements, the Indenture, the Exchange Debentures, the Exchange Indenture and the Securities will, by operation of law, become obligations of the Company. In connection with the release of the Collateral in connection with the consummation of the Merger and after consummation of the Merger, the Company will enter into a supplemental indenture relating to the Indenture (the "SUPPLEMENTAL INDENTURE").

          In connection with the sale of the Securities, Acquisition has prepared a preliminary offering memorandum (the "PRELIMINARY MEMORANDUM") and will prepare a final offering memorandum (the "FINAL MEMORANDUM" and, with the Preliminary Memorandum, each a "MEMORANDUM") including a description of the terms of the Securities, the terms of the offering and a description of the Company.

          1. Representations and Warranties. Acquisition represents and warrants to, and agrees with, you that:

          (a) The Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Placement Agents to confirm sales and on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Placement Agent furnished to Acquisition in writing by such Placement Agent through you expressly for use therein as set forth in a letter delivered by the Placement Agents to the Issuer prior to the date hereof.
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                                       3

          (b) Each of Acquisition and the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing as foreign corporations in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Acquisition or on the Company and its subsidiaries, taken as a whole.

          (c) Each subsidiary of the Company has been duly formed, is validly existing as a corporation or partnership in good standing under the laws of the jurisdiction of its formation, has the corporate or other requisite organizational power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing as a foreign corporation or partnership in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"); all of the issued shares of capital stock of each corporate subsidiary of the Company and all issued partnership interests of each partnership subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, except as set forth in the Final Memorandum or with respect to the Company's existing financing arrangements, free and clear of all liens, encumbrances, equities or claims.

          (d) This Agreement has been duly authorized, executed and delivered by Acquisition.

          (e) The Certificate of Designation creating the Preferred Stock and the Additional Preferred Stock (as defined below), the proposed form of which has been furnished to you, will have been duly filed with the Secretary of State of the State of Delaware and with all other offices where such filing is required to be made under the General Corporation Law of the State of Delaware, on or before the Closing Date.

          (f) The Notes have been duly authorized by Acquisition and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, will be valid and binding obligations of Acquisition (and, after the Merger, the Company), enforceable against Acquisition (and, after the Merger, the Company) in accordance with their terms, subject to applicable bankruptcy, insolvency or similar
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                                       4

     laws affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture and the Notes Registration Rights Agreement.

          (g) The Preferred Stock has been duly authorized by Acquisition and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and entitled to the benefits of the Preferred Stock Registration Rights Agreement, and the issuance of such Preferred Stock will not be subject to any preemptive or similar rights.

          (h) The additional shares of Preferred Stock (the "ADDITIONAL PREFERRED STOCK") that may be issued in payment of dividends in respect of the Preferred Stock have been duly authorized and reserved by Acquisition and, when issued and delivered in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable and entitled to the benefits of the Preferred Stock Registration Rights Agreement, and the issuance of such Additional Preferred Stock will not be subject to any preemptive or similar rights.

          (i) Prior to the issuance thereof, the Exchange Debentures will have been duly authorized by the Company and, when executed, authenticated and delivered in accordance with the Exchange Indenture and the Certificate of Designation, will (i) be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity and (ii) be entitled to the benefits of the Exchange Indenture.

          (j) The Indenture has been duly authorized by Acquisition and, when executed and delivered by each of the parties thereto in accordance with its terms, will be a valid and binding agreement of Acquisition (and, after the Merger, the Company), enforceable against Acquisition (and, after the Merger, the Company) in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

          (k) Prior to the issuance of the Exchange Debentures, the Exchange Indenture will have been duly authorized by the Company and, when executed and delivered by each of the parties thereto in accordance with its terms, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

          (l) The Supplemental Indenture when duly authorized, executed and delivered by the Company, each Guarantor and each other party thereto, will be a valid and binding agreement of the Company, enforceable against the Company and each
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                                       5

     Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

          (m) Immediately upon consummation of the Merger, each Note Guarantee will have been duly authorized by each Guarantor and, when the Supplemental Indenture is executed and delivered by each Guarantor and each of the other parties thereto, each Note Guarantee will be a valid and binding agreement of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

          (n) Each of the Registration Rights Agreements has been duly authorized by Acquisition, and, when executed and delivered by Acquisition, will be a valid and binding agreement of Acquisition (and, after the Merger, the Company), enforceable against Acquisition (and, after the Merger, the Company) in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity and except as rights to indemnification and contribution under either of the Registration Rights Agreements may be limited under applicable law and public policy considerations.

          (o) Each Pledge Agreement has been duly authorized by Acquisition and, when executed and delivered by each of the parties thereto in accordance with its terms, will be a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity; and upon the Closing Date, the pledge of Collateral (as defined in each such Pledge Agreement) securing the payment of the Obligations (as defined in each such Pledge Agreement) for the benefit of the Trustee and the holders of the Securities will constitute a first priority perfected security interest in such Collateral, enforceable against all creditors of Acquisition.

          (p) The Merger Agreement has been duly authorized, executed and delivered by each of Acquisition and the Company. The Merger Agreement is a valid and binding agreement of each of Acquisition and the Company, enforceable as to each in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

          (q) Except as disclosed in the Final Memorandum, neither the execution and delivery by Acquisition of, and the performance by Acquisition (and, after the Merger, the Company and the Guarantors) of its obligations under, this Agreement, the Indenture, the Registration Rights Agreements, the Certificate of Designation, the Preferred Stock, the Additional Preferred Stock, the Pledge Agreements, the Supplemental Indenture and the Securities nor the consummation of the Merger will
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                                       6

     contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws of Acquisition, the Company or the Guarantors,
     (iii) any agreement or other instrument binding upon Acquisition or the Company or any of its subsidiaries that is material to Acquisition or to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Acquisition or the Company or any of its subsidiaries, except, with respect to clauses (i), (iii) and (iv), for such contraventions which would not have a Company Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by Acquisition, any Guarantor or the Company of their respective obligations (both before and after the Merger) under this Agreement, the Indenture, the Registration Rights Agreements, the Certificate of Designation, the Preferred Stock, the Additional Preferred Stock, the Pledge Agreements, the Supplemental Indenture or the Securities, except such as (x) may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by federal and state securities laws with respect to the Company's obligations (after the Merger) under the Registration Rights Agreements, (y) have been obtained or, with respect to the Company and any of the Guarantors, will be obtained prior to consummation of the Merger or (z) if not obtained, would not have a Company Material Adverse Effect or a material adverse effect on Acquisition. Each of Acquisition and the Company has full corporate power and authority to consummate the Merger.

          (r) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of Acquisition or the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum.

          (s) There are no legal or governmental proceedings pending or, to Acquisition's knowledge, threatened to which Acquisition or the Company or any of its subsidiaries is a party or to which any of the properties of Acquisition or the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a Company Material Adverse Effect or a material adverse effect on Acquisition, or on the power or ability of Acquisition or the Company to perform their respective obligations (both before and after the Merger) under this Agreement, the Indenture, the Registration Rights Agreements, the Certificate of Designation, the Preferred Stock, the Additional Preferred Stock, the Exchange Debentures, the Exchange Indenture, the Pledge Agreement, the Supplemental Indenture or the Securities or to consummate the Recapitalization (as defined in the Offering Memorandum).

          (t) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic
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     substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"),
     (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Company Material Adverse Effect.

          (u) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Company Material Adverse Effect.

          (v) Acquisition (and after the Merger, the Company and each Guarantor) is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (w) None of Acquisition, the Guarantors, the Company or any of their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, each, an "AFFILIATE") has directly, or through any agent,
     (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (x) None of Acquisition, the Guarantors, the Company, their respective Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and Acquisition, the Guarantors, the Company and their respective Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S.

          (y) Assuming the accuracy of the representations and warranties of the Placement Agents and compliance by them of their agreements contained herein, it is not necessary in connection with the offer, sale and delivery of the Securities to the
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                                       8

     Placement Agents in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

          (z) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

          (aa) The Notes conform in all material respects to the description thereof contained in the Final Memorandum under the heading "Description of the Notes".

          (bb) The Preferred Stock conforms in all material respects to the description thereof contained in the Final Memorandum under the heading "Description of the Exchangeable Preferred Stock".

          (cc) Upon issuance, the Exchange Debentures will conform in all material respects to the description thereof contained in the Final Memorandum under the heading "Description of the Exchange Debentures".

          (dd) Acquisition has no subsidiaries and has conducted no business prior to the date hereof other than in connection with the transactions contemplated by this Agreement and the Final Memorandum, including the Merger.

          2. Agreements to Sell and Purchase. Acquisition hereby agrees to sell to the several Placement Agents, and each Placement Agent, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from Acquisition (i) the Notes at a purchase price of $96,507,725.00 for the Notes plus accrued original issue discount, if any, from July 31, 1998 to the date of payment and delivery and (ii) the Preferred Stock at a purchase price of $38,600,000.00 for the Preferred Stock, plus accumulated dividends, if any, from July 31, 1998 to the date of payment and delivery, in each case, in the amounts set forth opposite its respective name on Schedule I hereto.

          Acquisition hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Placement Agents, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt or preferred stock of Acquisition or warrants to purchase debt or preferred stock of substantially similar to the Securities (other than the sale of the Securities under this Agreement).

          3. Terms of Offering. You have advised the Company that the Placement Agents will make an offering of the Securities purchased by the Placement Agents hereunder on the terms to be set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.
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          4.   Payment and Delivery.  Payment for the Securities shall be made in federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Placement Agents at 10:00 a.m., New York City time, on July 31, 1998, or at such other time on the same or such other date, not later than August 7, 1998, as shall be designated in writing by you, and agreed upon by Acquisition (provided that such agreement will not be unreasonably withheld). The time and date of such payment are hereinafter referred to as the "CLOSING DATE".

          Certificates for the Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as permitted under the Indenture as you shall request in writing not later than one full business day prior to the Closing Date. The certificates evidencing the Securities shall be delivered to you on the Closing Date for the respective accounts of the several Placement Agents, with any transfer taxes payable in connection with the transfer of the Securities to the Placement Agents duly paid, against payment of the purchase price therefor.

          5. Conditions to the Placement Agents' Obligations. The several obligations of the Placement Agents to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

          (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization", as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

               (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of Acquisition or the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is so material and adverse that it makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

          (b) The Placement Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of Acquisition, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of Acquisition contained in this Agreement are true and correct in all
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                                      10

     material respects (except with respect to proceedings threatened, as to which such officer may certify to the best of such officer's knowledge) as of the Closing Date and that Acquisition has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

          (c) The Placement Agents shall have received on the Closing Date (i) an opinion of Gibson, Dunn & Crutcher LLP, outside counsel for Acquisition, dated the Closing Date, substantially to the effect set forth in Exhibit A
                                                                      ---------
     and (ii) an opinion of the office of the General Counsel of the Company, dated the Closing Date, to the effect set forth in Exhibit B. Such opinions
                                                        ---------
     shall be rendered to the Placement Agents at the request of Acquisition and shall so state therein.

          (d) The Placement Agents shall have received on the Closing Date (i) an opinion of McDermott, Will & Emery, regulatory counsel to Acquisition, dated the Closing Date, substantially to the effect set forth in Exhibit C,
                                                                      ---------
     and (ii) an opinion of local regulatory counsel to Acquisition for each of the states in which the Company and each of its subsidiaries conduct their respective long-term care facility businesses, dated the Closing Date, substantially to the effect set forth in Exhibit D. Such opinions shall be
                                              ---------
     rendered to the Placement Agents at the request of Acquisition and shall so state therein.

          (e) The Placement Agents shall have received on the Closing Date an opinion of Shearman & Sterling, counsel for the Placement Agents, dated the Closing Date, in form and substance satisfactory to you.

          (f) The Placement Agents shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Placement Agents, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information, including the pro forma financial information, contained the Final Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (g) The Merger Agreement shall be in full force and effect on the Closing Date and the Placement Agents shall have received a true and correct copy of all final agreements pertaining thereto.

          (h) The Pledge Agreements shall have been duly executed and delivered by all the parties thereto.
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                                      11

          (i) The Placement Agents shall have received on the Closing Date a copy of each final solvency certificate or opinion with respect to the Company received by Acquisition, if such final solvency certificate or opinion shall have been delivered to Acquisition on or prior to the Closing Date.

          (j) The Placement Agents shall have received such other documents and certificates as are reasonably requested by you or your counsel.

          6. Covenants of Acquisition. In further consideration of the agreements of the Placement Agents contained in this Agreement, Acquisition (and, after the Merger, the Company) covenants with each Placement Agent as follows:

          (a) To furnish to you in New York City, without charge, as soon as practicable, and in no event later than 12:00 noon, New York time, on the second business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

          (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Placement Agents, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Placement Agents, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Placement Agents, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request, provided that in no event shall Acquisition or the Company or any of its subsidiaries be obligated to qualify to do business in any jurisdiction in which they are not so qualified or to take any action which would subject any of them to (i) service of process in suits, other than those arising out of the sale of the Securities, or (ii) taxation in excess of a nominal amount, in each case where any of them is not now so subject.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of its counsel and accountants in connection with the issuance and sale of the Securities and all other fees or expenses of Acquisition in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Placement Agents, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Placement Agents, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Placement Agents in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of Acquisition and the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of Acquisition, travel and lodging expenses of the representatives and officers of Acquisition and the Company and any such consultants, and 50 percent of the cost of any aircraft chartered in connection with the road show, and (ix) all other costs and expenses incident to the performance of the obligations of Acquisition and the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section 6(e), Section 8 and the last paragraph of Section 10, the Placement Agents will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them, 50 percent of the cost of any aircraft chartered in connection with the road show and any advertising expenses connected with any offers they may make.

          (f) None of Acquisition, the Company or any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities or the Exchange Debentures.

          (g) None of Acquisition, the Company or any of their respective Affiliates will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (h) While any of the Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of the Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          (i) To use its reasonable best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

          (j) None of Acquisition, the Company, their respective Affiliates or any person acting on its or their behalf (other than the Placement Agents and persons acting on their behalf) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Notes, and Acquisition, the Company and their respective Affiliates and each person acting on its or their behalf (other than the Placement Agents and persons acting on their behalf) will comply with the offering restrictions requirement of Regulation S.

          (k) During the period of two years after the Closing Date, neither Acquisition nor the Company will, nor will Acquisition or the Company permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

          (l) To use the net proceeds from the sale of the Securities as described in the Final Memorandum.

          7. Offering of Securities; Restrictions on Transfer. (a) Each Placement Agent, severally and not jointly, represents and warrants that such Placement Agent is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Placement Agent, severally and not jointly, agrees with Acquisition that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States,

QIBs, and (B) with respect to the Notes only, in the case of offers outside the United States, to persons other than U.S. persons ("FOREIGN PURCHASERS", which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption "TRANSFER RESTRICTIONS".

          (b) Each Placement Agent, severally and not jointly, represents, warrants to Acquisition and the Company, and agrees with respect to offers and sales outside the United States that:

          (i) such Placement Agent understands that no action has been or will be taken in any jurisdiction by Acquisition or the Company that would permit a public offering of the Notes, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required;

          (ii) such Placement Agent will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

          (iii) the Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

          (iv) such Placement Agent has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time, (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a) or (C) pursuant to another exemption from the registration requirements of the Securities Act; accordingly, none of such Placement Agent, its Affiliates or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such Placement Agent, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

          (v) such Placement Agent has (A) not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (C) only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

          (vi) such Placement Agent understands that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Notes in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

          (vii) such Placement Agent agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

               "The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

          In addition to the foregoing, each Placement Agent acknowledges and agrees that Acquisition and, for purposes of the opinions to be delivered to the Placement Agents pursuant to Sections 5(c), (d) and (e), counsel for Acquisition, the Company and the Placement Agents, respectively, may rely upon the accuracy and truth of the representations and warranties of the Placement Agents and their compliance with their agreements contained in this Section 7, and each Placement Agent hereby consents to such reliance.

          8. Indemnity and Contribution. (a) Acquisition (and, after the Merger, the Company) agrees to indemnify and hold harmless each Placement Agent and each person, if any, who controls any Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if Acquisition shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or alleged omission based upon information relating to any Placement Agent furnished to Acquisition in writing by such Placement Agent through you expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Placement Agent from whom the person asserting any such losses, claims, damages or liabilities purchased Securities, or any person controlling such Placement Agent, if a copy of the Final Memorandum (as then amended or supplemented if Acquisition or any of its agents or advisors shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Placement Agent to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Securities to such person, and if the Final Memorandum (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by Acquisition with Section 6(a) hereof.

          (b) Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless Acquisition (and, after the Merger, the Company), its directors, its officers and each person, if any, who controls Acquisition (and, after the Merger, the Company) within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Acquisition (and, after the Merger, the Company) to such Placement Agent, but only with reference to information relating to such Placement Agent furnished to Acquisition in writing by such Placement Agent through you expressly for use in either Memorandum or any amendments or supplements thereto.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and, based upon advice of the indemnified party's counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8(a), and by Acquisition (and, after the Merger, the Company) in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not unreasonably be withheld), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Acquisition and the Company on the one hand and the Placement Agents on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of Acquisition and the Company on the one hand and of the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by Acquisition and the Company on the one hand and the Placement Agents on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by Acquisition and the Company and the total discounts and commissions received by the Placement Agents in respect thereof, bear to the aggregate offering price of the Securities. The relative fault of Acquisition and the Company on the one hand and of the Placement Agents on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Acquisition and the Company or by the Placement Agents and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Placement Agents' respective obligations to contribute pursuant to this
Section 8 are several in proportion to the respective amount of Securities they have purchased hereunder, and not joint.

          (e) Acquisition (and, after the Merger, the Company) and the Placement Agents agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in
Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this
Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

          (f)  The indemnity and contribution provisions contained in this
Section 8 and the representations, warranties and other statements of Acquisition contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Placement Agent or any person controlling any Placement Agent or by or on behalf of Acquisition or the Company, their respective officers or directors or any person controlling Acquisition or the Company and (iii) acceptance of and payment for any of the Securities.

          9. Termination. This Agreement shall be subject to termination by notice given by you to Acquisition, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

          10. Effectiveness; Defaulting Placement Agents. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

          If, on the Closing Date, any one or more of the Placement Agents shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate amount of Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of Securities to be purchased on such date, the other Placement Agents shall be obligated severally in the proportions that the amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate amount of Securities set forth opposite the names of all such non-defaulting Placement Agents, or in such other proportions as you may specify, to purchase the Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase on such date; provided that in no event shall the amount of Securities that any Placement Agent has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such amount of Securities without the written consent of such Placement Agent. If, on the Closing Date any Placement Agent or Placement Agents shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate amount of Securities to be purchased on such date, and arrangements satisfactory to you and Acquisition for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Placement Agent or of Acquisition or the Company. In any such case, either you or Acquisition shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Placement Agent from liability in respect of any default of such Placement Agent under this Agreement.

          If this Agreement shall be terminated by the Placement Agents, or any of them, because of any failure or refusal on the part of Acquisition to comply with the terms or to fulfill any of the conditions of this Agreement on its part to be fulfilled, or if for any reason Acquisition shall be unable to perform its obligations under this Agreement, Acquisition will reimburse the Placement Agents or such Placement Agents as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Placement Agents in connection with this Agreement or the offering contemplated hereunder. Notwithstanding any provision contained herein to the contrary, if this Agreement is terminated by reason of the default of one or more of the Placement Agents, neither Acquisition nor the Company shall be obligated to reimburse any defaulting Placement Agent or its counsel on account of such expenses.

          11. Notices. All notices and other communications under this Agreement shall be in writing and mailed, delivered or sent by facsimile transmission to: if sent to the Placement Agents, Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, attention: High Yield New Issues Group, facsimile number (212) 761-0587, and if sent to Acquisition, to 200 Park Avenue, 48/th/ Floor, New York, New York 10166, c/o Gibson Dunn & Crutcher LLP, Attention: Joerg H. Esdorn, facsimile number (212) 351-4035.

          12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.


                              Very truly yours,

                              HH ACQUISITION CORP.


                              By:  /s/ Christopher J. O'Brien
                                   _____________________________
                                   Name:  Christopher J. O'Brien
                                   Title: President


Accepted as of the date hereof

MORGAN STANLEY & CO. INCORPORATED
CHASE SECURITIES INC.
BT ALEX. BROWN INCORPORATED

Acting severally on behalf of themselves and the several Placement Agents named in
Schedule I hereto.

By:  Morgan Stanley & Co. Incorporated


By:  /s/ Daniel Klausner
     ____________________________
     Name:  Daniel Klausner
     Title: President

                                                                      SCHEDULE I

                         PRINCIPAL AMOUNT AT        NUMBER OF SHARES OF
                          MATURITY OF NOTES           PREFERRED STOCK
    PLACEMENT AGENT        TO BE PURCHASED            TO BE PURCHASED
Morgan Stanley & Co.         68,000,000                    16,000
 Incorporated

Chase Securities Inc.        68,000,000                    16,000

BT Alex. Brown
Incorporated                 34,000,000                     8,000



Total: ................     170,000,000                    40,000

                                                                     SCHEDULE II

                                   GUARANTORS

Harborside Healthcare LP
Belmont Nursing Center Corp.
Orchard Ridge Nursing Center Corp.
Oakhurst Manor Nursing Center Corp.
Riverside Retirement L.P.
Harborside Toledo L.P.
Harborside Connecticut L.P.
Harborside of Florida L.P.
Harborside of Ohio L.P.
Harborside Healthcare Baltimore L.P.
Harborside of Cleveland L.P.
Harborside of Dayton L.P.
Harborside Massachusetts L.P.
Harborside of Rhode Island L.P.
Harborside of North Toledo L.P.
HH Advisors L.P.
Harborside Toledo Corp.
KHI Corp.
Harborside Acquisition Limited Partnership IV
Harborside Acquisition Limited Partnership V
Harborside Acquisition Limited Partnership VI
Harborside Acquisition Limited Partnership VII
Harborside Acquisition Limited Partnership VIII
Harborside Acquisition Limited Partnership IX
Harborside Acquisition Limited Partnership X
Sailors, Inc.
New Jersey Harborside Corp.
Bridgewater Assisted Living L.P.
Maryland Harborside Corp.
Harborside Homecare L.P.
Harborside Rehabilitation L.P.
Harborside Healthcare Network L.P.
Harborside Health I Corp.